                                                                    Exhibit 99.1

                                Explanatory Note

                              Footnotes to Form 4

(1) On November 22, 2021, the Issuer used the proceeds from the underwriters'
purchase of the Issuer's Class A common stock to repurchase at a price of $34.74 per share or LLC Unit (as defined below), as applicable, (a) 93,947 shares of
Class A common stock from SE VII DHC AIV Feeder, L.P. ("Spectrum Feeder"), and to purchase (b) an aggregate of 902,103 limited liability company units ("LLC
Units" of AIDH Topco, LLC ("Definitive OpCo"), including (i) 900,031 LLC Units from SE VII DHC AIV, L.P. ("SE VII DHC AIV"); (ii) 1,308 LLC Units from Spectrum
VII Investment Managers Fund, L.P. ("Spectrum Investment Managers Fund"); and
(iii) 764 LLC Units from Spectrum VII Co-Investment Fund, L.P. ("Spectrum VII
Co-Investment Fund" and, together with Spectrum Feeder, SE VII DHC AIV, Spectrum
Investment Managers' Fund and Spectrum VII Co- Investment Fund, the "Spectrum
Funds"). This transaction was approved by the board of directors of the Issuer for purposes of Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

(2) The Second Amended and Restated Limited Liability Company Agreement of
Definitive OpCo permits holders of LLC Units to exchange their LLC Units for shares of Class A Common Stock on a one-for-one basis, subject to certain exceptions, conditions and adjustments. At the time of any such exchange, an equal number of shares of Class B Common Stock of the Issuer held by the
Reporting Person, which have no economic value and entitle holders thereof to one vote per share on all matters on which stockholders of the Issuer are entitled to vote generally, are cancelled.

(3) Following the reported transactions, SEA VII Management, LLC ("Spectrum")
manages the Spectrum Funds that collectively own 2,791,929 shares of Class A common stock of the Issuer and 26,808,886 shares of Class B common stock of the
Issuer, which are represented as follows: (i) 2,791,929 shares of Class A common stock held directly by Spectrum Feeder, (ii) 26,747,318 shares of Class B common stock held directly by SE VII DHC AIV; (iii) 38,865 shares of Class B common stock held directly by Spectrum Investment Managers Fund; and (iv) 22,703 shares of Class B common stock held directly by Spectrum VII Co-Investment Fund" and, together with Spectrum Feeder, SE VII DHC AIV, Spectrum Investment Managers'
Fund and Spectrum VII Co-Investment Fund, the "Spectrum Funds").

(4) SEA VII Management, LLC is the general partner of Spectrum Equity Associates
VII, L.P., which in turn is the general partner of the Spectrum Funds.

(5) Each Reporting Person disclaims Section 16 beneficial ownership of the shares reported herein except to the extent of its pecuniary interest therein, if any, and the inclusion of these shares in this report shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of
Section 16 or any other purpose.

(6) The Reporting Person may exchange the LLC Units for shares of Class A Common
Stock of the Issuer on a one-for-one basis, subject to certain exceptions, conditions and adjustments. The LLC Units have no expiration date. At the time of any such exchange, an equal number of shares of Class B Common Stock of the
Issuer held by the Reporting Person, which have no economic value and entitle holders thereof to one vote per share on all matters on which stockholders of the Issuer are entitled to vote generally, are cancelled.